Exhibit 99.1

THE TILE SHOP REPORTS FOURTH QUARTER AND FULL YEAR 2015 RESULTS

9.8% Comparable Store Sales Growth in Q4

70.4% Gross Margin in Q4

82.8% Operating Income Growth in Q4

19.8% Adjusted EBITDA Margin and 38.6% Adjusted EBITDA Growth in Q4

Diluted Earnings per Share of $0.07, growth of 133.3% in Q4

Non-GAAP Diluted Earnings per Share of $0.08, growth of 166.7% in Q4

MINNEAPOLIS – February 16, 2016 – Tile Shop Holdings, Inc. (NASDAQ: TTS) (the “Company”), a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories, today announced results for its fourth quarter and fiscal year ended December 31, 2015.

Net sales grew 13.5% to $71.9 million for the fourth quarter ended December 31, 2015 compared with $63.3 million for the fourth quarter ended December 31, 2014. The $8.6 million increase in net sales was due to a comparable store sales increase of 9.8%, or $6.2 million in the quarter and incremental net sales of $2.4 million from stores not included in the comparable store base.

“We are pleased to report another very strong quarter that capped a great year for The Tile Shop,” said Chris Homeister, CEO.  “The progress made across all of our key initiatives in 2015 was substantial, and the momentum of that progress continued throughout the fourth quarter. We are particularly pleased with the combination of sales and gross margin levels achieved at the conclusion of 2015. We are eager to build upon the success of 2015 as we work to deliver another year of significant growth in sales, operating margins and earnings per share in 2016.”

Gross margin for the fourth quarter of 2015 was 70.4% compared with 69.5% for the fourth quarter of 2014. The gross margin rate in 2015 was driven primarily by inventory control process improvements and improved margin on customer delivery revenue. Full year gross margin for fiscal 2015 was 69.5% compared with 69.6% for fiscal 2014.

Selling, general and administrative costs for the fourth quarter of 2015 were $43.7 million compared with $40.2 million for the fourth quarter of 2014. The $3.5 million increase was primarily driven by the costs associated with opening and operating new stores and variable expenses associated with revenue growth. Full year selling, general and administrative costs for fiscal 2015 were $174.4 million compared with $157.3 million for fiscal 2014.

The Company opened three new stores in the fourth quarter of 2015, including the fifth Dallas, TX area store located in The Colony, TX, a third Cincinnati, OH area store and a second store in San Antonio, TX. As of December 31, 2015 the Company operates 114 stores in 31 states.

Full year net sales for fiscal 2015 were $293.0 million compared with $257.2 million for fiscal 2014, representing growth of 13.9%. Comparable store sales for the full year ended December 31, 2015 increased 7.4%.

Non-GAAP Information

The Company presents non-GAAP net income and Adjusted EBITDA to provide useful information to investors regarding the Company’s normalized operating performance.

On a non-GAAP basis, net income for the fourth quarter of 2015 was $4.0 million compared with $1.7 million for the fourth quarter of 2014. Full year non-GAAP net income for fiscal 2015 was $16.6 million compared with $11.6 million for fiscal 2014. Non-GAAP diluted earnings per share for the fourth quarter of 2015 were $0.08 compared with $0.03 per share for the fourth quarter of 2014. Full Year non-GAAP diluted earnings per share for fiscal 2015 were $0.32 compared with $0.23 per share for fiscal 2014. See the “Non-GAAP Income Reconciliation” table and the “Non-GAAP Financial Measures” section below for a reconciliation of GAAP to non-GAAP income.

Non-GAAP Income Reconciliation
	Three Months Ended
	December 31, 2015			December 31, 2014
($ in thousands, except share and per share data)	Pretax	Net of Tax	Per Share Amounts(1)	Pretax	Net of Tax	Per Share Amounts
GAAP income	$6,477	$3,786	$0.07	$2,857	$1,506	$0.03
Special charges:
Litigation and investigation costs	331	193	-	304	157	-
Non-GAAP income	$6,808	$3,979	$0.08	$3,161	$1,663	$0.03
(1)Amounts do not foot due to rounding.

	Twelve Months Ended
	December 31, 2015			December 31, 2014
($ in thousands, except share and per share data)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
GAAP income	$26,772	$15,696	$0.31	$17,929	$10,547	$0.21
Special charges:
Litigation and investigation costs	1,283	752	0.01	1,848	1,086	0.02
Write-off of debt issuance costs	194	114	-	-	-	-
Non-GAAP income	$28,249	$16,562	$0.32	$19,777	$11,633	$0.23

Adjusted EBITDA for the fourth quarter of 2015 was $14.2 million compared with $10.3 million for the fourth quarter of 2014, representing 38.6% growth. Full year adjusted EBITDA for fiscal 2015 was $58.4 million compared with $47.5 million for fiscal 2014, representing 23.1% growth. See the “Adjusted EBITDA Reconciliation” table and the “Non-GAAP Financial Measures” section below for a reconciliation of GAAP net income to Adjusted EBITDA.

Adjusted EBITDA Reconciliation ($ in thousands)	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014

GAAP net income	$3,786	$1,506	$15,696	$10,547
Interest expense	483	789	2,584	3,141
Income taxes	2,691	1,351	11,076	7,382
Depreciation and amortization	5,639	5,623	22,236	19,925
Special charges(1)	331	304	1,283	1,848
Stock-based compensation	1,319	707	5,545	4,617
Adjusted EBITDA	$14,249	$10,280	$58,420	$47,460

(1)Includes litigation and investigation costs. Write-off of debt issuance costs is included in interest expense.

Financial Guidance

The Company is providing expectations for full year 2016 based on past performance, anticipated new store openings and current economic conditions.

For the full year ending December 31, 2016 the Company expects:

($ in millions, except per share data)	2016	2015
Net Sales	$312 - $325	$293.0
Comparable Store Sales Change	low to mid single digits	7.4%
Gross Margin % of Net Sales	69 to 70%	69.5%
Depreciation & Amortization	approx. $24	$22.2
Stock Based Compensation	approx. $5	$5.5
Effective Tax Rate	approx. 41%	41%
Special Charges	approx. $1	$1.3
Non-GAAP Earnings Per Share	$0.37 - $0.43	$0.32
Adjusted EBITDA	$62 - $68	$58.4
Fully Diluted Shares Outstanding	approx. 52 million	51.3 million
New stores	9 to 12	7
Capital Expenditures	$25 to $30	$19

See the “Non-GAAP Income Guidance Reconciliation” table and the “Adjusted EBITDA Guidance Reconciliation” table on the final page of this release for a reconciliation of these Non-GAAP measures to the comparable GAAP measures.

Webcast and Conference Call

The Company will host a conference call via live webcast for investors and other interested parties beginning at 9:00 a.m. Eastern Time on Tuesday, February 16, 2016. Participants may access the live webcast by visiting the Company’s Investor Relations page at www.tileshop.com. The call can also be accessed by dialing (844) 421-0597, or (716) 247-5787 for international participants. A webcast replay of the call will be available on the Company’s Investor Relations page at www.tileshop.com.

Additional details can be located in the filing at www.tileshop.com under the Financial Information – SEC Filings section of the Company’s Investor Relations page.

About Tile Shop Holdings and The Tile Shop

The Tile Shop is a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Company offers a wide selection of high quality products, exclusive designs, knowledgeable staff and exceptional customer service, in an extensive showroom environment with more than 50 full-room tiled displays. The Tile Shop currently operates 114 stores in 31 states, with an average size of 21,800 square feet and sells products online at www.tileshop.com

Non-GAAP Financial Measures

The Company calculates Adjusted EBITDA by taking net income calculated in accordance with GAAP, and adjusting for interest expense, income taxes, depreciation and amortization, stock based compensation and special charges including litigation and investigation costs and the write-off of debt issuance costs. Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. Non-GAAP net income excludes special charges that include litigation and investigation costs and the write-off of debt issuance costs, and is net of tax.

We believe that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes. These measures are used in monthly financial reports prepared for management and our board of directors. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Our management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in our consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate our business.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements include any statements regarding the Company’s strategic and operational plan and expected financial performance (including the financial performance of new stores). Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Investors are referred to the most recent reports filed with the SEC by the Company.

Tile Shop Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

($ in thousands, except share data)

(2015 unaudited)

	December 31, 2015	December 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$10,330	$5,759
Trade receivables, net	1,966	1,712
Inventories	69,878	68,857
Income tax receivable	735	4,937
Deferred taxes and other current assets, net	4,443	7,268
Total current assets	87,352	88,533
Property, plant and equipment, net	135,115	139,294
Deferred taxes and other assets, net	22,968	24,363
TOTAL ASSETS	$245,435	$252,190

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,584	$13,759
Income tax payable	1,101	-
Other accrued liabilities	24,422	18,393
Total current liabilities	40,107	32,152
Long-term debt, net	51,255	88,525
Capital lease obligation, net	797	890
Deferred rent	34,983	33,163
Other long-term liabilities	3,092	3,765
TOTAL LIABILITIES	130,234	158,495

Stockholders’ equity:
Common stock, par value $0.0001; authorized: 100,000,000 shares; issued and outstanding: 51,437,973 and 51,314,005 shares, respectively	5	5
Preferred stock, par value $0.0001; authorized 10,000,000 shares; issued and outstanding: 0 shares	-	-
Additional paid-in-capital	180,192	174,371
Accumulated deficit	(64,985)	(80,681)
Accumulated other comprehensive income	(11)	-
Total stockholders’ equity	115,201	93,695
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$245,435	$252,190

Tile Shop Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

($ in thousands, except share, and per share data)

(2015 unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Net sales	$71,914	$63,342	$292,987	$257,192
Cost of sales	21,281	19,343	89,377	78,300
Gross profit	50,633	43,999	203,610	178,892
Selling, general and administrative expenses	43,706	40,210	174,384	157,316
Income from operations	6,927	3,789	29,226	21,576
Interest expense	483	789	2,584	3,141
Other income (expense)	33	(143)	130	(506)
Income before income taxes	6,477	2,857	26,772	17,929
Provision income taxes	2,691	1,351	11,076	7,382
Net income	$3,786	$1,506	$15,696	$10,547

Earnings per common share:
Basic	$0.07	$0.03	$0.31	$0.21
Diluted	$0.07	$0.03	$0.31	$0.21

Weighted average shares outstanding:
Basic	51,230,524	51,041,300	51,161,059	51,015,354
Diluted	51,569,562	51,058,256	51,304,982	51,029,790

Tile Shop Holdings, Inc. and Subsidiaries

Rate Analysis

(2015 unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Gross margin rate	70.4%	69.5%	69.5%	69.6%
SG&A expense rate	60.8%	63.5%	59.5%	61.2%
Income from operations margin rate	9.6%	6.0%	10.0%	8.4%
Adjusted EBITDA margin rate	19.8%	16.2%	19.9%	18.5%

Non-GAAP Income Guidance Reconciliation	2016 Guidance
	Low End			High End
($ in millions, except share and per share data)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
GAAP income	$31	$18	$0.36	$37	$22	$0.42
Special charges:
Litigation costs	1	1	0.01	1	1	0.01
Non-GAAP income(1)	$32	$19	$0.37	$38	$22	$0.43
(1)Amounts may not foot due to rounding.

Adjusted EBITDA Guidance Reconciliation	2016 Guidance
($ in millions)	Low End	High End
GAAP Net Income	$18	$22
Interest expense	2	2
Income taxes	13	15
Depreciation and amortization	24	24
Special charges(1)	1	1
Stock based compensation	5	5
Adjusted EBITDA(2)	$62	$68
(1)Litigation Costs
(2)Amounts do not foot due to rounding.

Contacts:

Investors and Media:

Adam Hauser

763-852-2950

investorrelations@tileshop.com